Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2011 with respect to the statement of assets and liabilities of NeXt Innovation Corp. (a development stage company) (formerly NeXt BDC Capital Corp.) as of February 28, 2011 which is contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Financial Statements” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

San Francisco, California

March  29, 2011